Exhibit 10.10

EQUIPMENT LEASE AGREEMENT

THIS AGREEMENT is made on         day of             2021,

BETWEEN:

(1)	JEBS ENTERPRISE PTE. LTD. (UEN: 201115306R), a company incorporated in the Republic of Singapore and having its registered office at 1 Tuas View Place #03-14 Westlink One, Singapore 637433 (the “Lessor”); and

(2)	__________________ (UEN: ______________), a company incorporated in the Republic of Singapore and having its registered office at ________________ (the “Lessee”),

(each a “Party”, and collectively the “Parties”).

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATIONS

1.1.	In this Agreement, except so far as the context otherwise requires, the following terms shall have the following meanings, respectively:

“Business Day”	means a day (other than a Saturday, Sunday or gazetted public holiday) on which commercial banks are open for business in Singapore;

“Delivery”	means the transfer of physical possession of the Equipment to the Lessee at the Site;

“Equipment”	means the items of equipment listed in Schedule 1; all substitutes, replacements or renewals of such equipment and all related accessories, manuals and instructions provided for it (if any);

“Initial Term”	has the meaning ascribed to it in Clause 2.1;

“Master Lease”	means the Master Equipment Lease Agreement entered between the Lessor and the Lessee dated 30 November 2021;

“Renewal Term”	has the meaning ascribed to it in Clause 2.1;

“Rental Period”	means the period of hire as mutually agreed between the Parties as set out in Clause 4;

“Rental Fees”	means the fees payable by the Lessee to the Lessor for each instance of hire of the Equipment as agreed between the Parties as set out in Clause 5.1;

“Risk Period”	means the period during which the Equipment is at the sole risk of the Lessee as set out in Clause 7.2;

“SIAC”	has the meaning ascribed to it in Clause 24;

“S$” or “Singapore Dollars”	means the lawful currency of the Republic of Singapore;

“Site”	means the Lessee’s premises at __________________; and

“Total Loss”	means due to the Lessee's default, the Equipment is in the Lessor's reasonable opinion or the opinion of its insurer(s), damaged beyond repair, lost, stolen, seized or confiscated.

1.2.	In this Agreement, any headings and sub-headings used are for convenience only and shall not affect the interpretation hereof, and except so far as the context otherwise requires:

1.2.1.	any reference to a statutory provision shall include such provision as from time to time modified or re-enacted so far as such modification or re-enactment applies or is capable of applying to any transaction entered into under or in connection with this Agreement.

1.2.2.	“this Agreement” includes all amendments, additions, and variations thereto agreed between the Parties;

1.2.3.	“month” is a reference to a period starting on one day in a calendar month and ending on the day immediately preceding the numerically corresponding day in the next succeeding calendar month;

1.2.4.	“written” and “in writing” include any means of visible reproduction;

1.2.5.	references to “Recitals”, “Schedules” and “Clauses” are to the recitals, schedules and the clauses of this Agreement which shall form part of this Agreement and shall have effect as if set out in full in the body of this Agreement. References to “paragraphs” shall be to the paragraphs of the Schedules.

1.2.6.	any reference to “include” or “including” shall be deemed to be followed by “without limitation” or “but not limited to” whether or not they are followed by such phrases or words of like import.

1.2.7.	unless the context otherwise requires, words (including words defined in this Agreement) denoting the singular number shall include the plural and vice versa; the words “person” and “parties” shall include natural persons and bodies corporate, and words denoting any gender shall include all genders.

1.2.8.	other grammatical forms of defined words or expressions have corresponding meanings.

1.2.9.	all references to times and dates are references to times and dates in the Republic of Singapore.

1.2.10.	anything or obligation to be done under this Agreement which is required or falls to be done on a stipulated day, shall be done on the next succeeding Business Day, if the day upon which that thing or obligation is required or falls to be done falls on a day which is not a Business Day.

2.	TERM OF THIS AGREEMENT

2.1.	The term of this Agreement shall be for a period of _____ (__) years commencing from the date of this Agreement (the “Initial Term”). Upon the expiry of the Initial Term, this Agreement shall be automatically renewed for a further period of _____ (__) year (the “Renewal Term”) on the same terms and conditions, unless either Party provides written notice of its intention not to renew at least thirty (30) days prior to the expiry of the Initial Term. Any subsequent renewal or variation of terms shall be subject to mutual agreement between the Parties.

3.	EQUIPMENT HIRE

3.1.	Subject to the terms and conditions set out herein, the Lessor agrees to hire to the Lessee, and the Lessee may lease from the Lessor, the Equipment as set out in Schedule 1 for the sole purpose of enabling the Lessee to use the Equipment in connection with its provision of corrosion prevention services.

3.2.	The Lessor shall not, other than in the exercise of its rights under this Agreement or any applicable laws, interfere with the Lessee’s quiet possession of the Equipment.

4.	RENTAL PERIOD

The Rental Period in respect of the Equipment shall be for such duration as may be mutually agreed between the Parties from time to time on an ad hoc basis, commencing from the date of Delivery of the Equipment to the Lessee and ending on the date the Equipment is returned to the Lessor. The specific Rental Period for each instance of hire shall be confirmed in writing (which may include confirmation by email) by the Parties prior to the commencement of each such Rental Period.

5.	RENTAL FEES

5.1.	The Lessee shall pay the Lessor the Rental Fees in Singapore Dollars, calculated based on the actual duration of use of the Equipment and as mutually agreed between the Parties in writing (including by email) prior to the commencement of each Rental Period. The Rental Fees for each hire shall be specified separately in the corresponding confirmation document or invoice. The Lessee shall make payment within thirty (30) days from the date of the Lessor’s invoice. All payments shall be made in cleared funds to the bank account nominated by the Lessor.

5.2.	The Rental Fees are not inclusive of any prevailing goods and services tax and any other applicable taxes and duties or similar charges which shall be payable by the Lessee at the prevailing rate and in the manner from time to time prescribed by law.

5.3.	All amounts due under this agreement shall be paid in full without any set-off, counterclaim, deduction or withholding (other than any deduction or withholding of tax as required by law).

6.	DELIVERY

6.1.	Delivery shall be made by the Lessor on a date and at a time mutually agreed between the Parties for each Rental Period. The Lessor shall use all reasonable endeavours to effect Delivery in accordance with such agreed schedule. Risk shall transfer in accordance with Clause 7.2 of this Agreement.

6.2.	The Lessee shall procure that a duly authorised representative of the Lessee shall be present at the Delivery of the Equipment. Acceptance of Delivery by such representative shall constitute conclusive evidence that the Lessee has examined the Equipment and has found it to be in good condition, complete and fit in every way for the purpose for which it is intended (save as regards any latent defects not reasonably apparent on inspection). If required by the Lessor, the Lessee's duly authorised representative shall sign a receipt confirming such acceptance.

6.3.	To facilitate Delivery, the Lessee shall provide all requisite materials, facilities, access and suitable working conditions to enable Delivery to be carried out safely and expeditiously.

7.	TITLE AND RISK

7.1.	The Equipment shall at all times remain the property of the Lessor, and the Lessee shall have no right, title or interest in or to the Equipment (save the right to possession and use of the Equipment subject to the terms and conditions of this Agreement).

7.2.	The risk of loss, theft, damage or destruction of the Equipment shall pass to the Lessee upon Delivery of the Equipment for each Rental Period. The Equipment shall remain at the sole risk of the Lessee during the Rental Period and any further period during which the Equipment is in the possession, custody or control of the Lessee (the “Risk Period”) until such time as the Lessor retakes possession of the Equipment.

7.3.	The Lessee shall give immediate written notice to the Lessor in the event of any loss, accident or damage to the Equipment arising out of or in connection with the Lessee's possession or use of the Equipment.

8.	LESSEE’S RESPONSIBILITIES

8.1.	The Lessee shall, throughout the Rental Period and for so long as it retains possession, custody, or control of the Equipment (including any period beyond the agreed Rental Period until the Equipment is returned to the Lessor), comply with the following obligations:

(a)	ensure that the Equipment is kept and operated in a suitable environment, used only for the purposes for which it is designed, and operated in a proper manner by trained competent staff in accordance with any operating instructions;

(b)	take such steps (including compliance with all safety and usage instructions) as may be necessary to ensure, so far as is reasonably practicable, that the Equipment is at all times safe and without risk to health when it is being set, used, cleaned or maintained by a person at work;

(c)	maintain at its own expense the Equipment in good and substantial repair in order to keep it in as good an operating condition as it was on Delivery (fair wear and tear only excepted) including replacement of worn, damaged and lost parts, and shall make good any damage to the Equipment;

(d)	make no alteration to the Equipment and shall not remove any existing component (or components) from the Equipment without the prior written consent of the Lessor unless to comply with any mandatory modifications required by law or any regulatory authority or unless the component (or components) is (or are) replaced immediately (or if removed in the ordinary course of repair and maintenance as soon as practicable) by the same component or by one of a similar make and model or an improved or advanced version of it. Title in all substitutions, replacements, renewals made in or to the Equipment shall vest in the Lessor immediately on installation;

(e)	keep the Lessor fully informed of all material matters relating to the Equipment;

(f)	permit the Lessor or its duly authorised representative to inspect the Equipment at all reasonable times and for such purpose to enter on the Site or any premises at which the Equipment may be located, and shall grant reasonable access and facilities for such inspection;

(g)	maintain operating and maintenance records of the Equipment and make copies of such records available to the Lessor upon request, together with such additional information as the Lessor may reasonably require;

(h)	not part with control of (including for the purposes of repair or maintenance), sell or offer for sale, underlet or lend the Equipment or allow the creation of any mortgage, charge, lien or other security interest in respect of it, under any circumstances and without exception;

(i)	not suffer or permit the Equipment to be confiscated, seized or taken out of its possession or control under any distress, execution or other legal process, but if the Equipment is so confiscated, seized or taken, the Lessee shall notify the Lessor and the Lessee shall at its sole expense use its best endeavours to procure an immediate release of the Equipment and shall indemnify the Lessor on demand against all losses, costs, charges, damages and expenses incurred as a result of such confiscation;

(j)	not use the Equipment for any unlawful purpose;

(k)	ensure that at all times the Equipment remains identifiable as being the Lessor's property and wherever possible shall ensure that a visible sign to that effect is attached to the Equipment; and

(l)	deliver up the Equipment at the end of the Rental Period at such address as the Lessor requires, or if necessary, allow the Lessor or its representatives access to the Site or any premises where the Equipment is located for the purpose of removing the Equipment.

8.2.	The Lessee acknowledges that the Lessor shall not be responsible for any loss of or damage to the Equipment arising out of or in connection with any negligence, misuse, mishandling of the Equipment or otherwise caused by the Lessee or its officers, employees, agents and contractors, and the Lessee shall indemnify the Lessor in full against all liabilities, costs, expenses, damages and losses (including any direct, indirect or consequential losses, loss of profit, loss of reputation and all interest, penalties and legal costs (calculated on a full indemnity basis) and all other professional costs and expenses) suffered or incurred by the Lessor arising out of, or in connection with any failure by the Lessee to comply with its obligations in this Clause 8.

9.	REPRESENTATIONS AND WARRANTIES

9.1.	Each Party warrants, represents and undertakes to and with the other Party that as at the date of this Agreement:

(a)	it is a corporation duly organised, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, as applicable;

(b)	it has full legal right, power and authority, and has taken all action necessary, to lawfully execute, deliver and exercise its rights, and to perform its obligations, under this Agreement;

(c)	its obligations under this Agreement are legally binding and enforceable in accordance with the terms contained herein;

(d)	all actions, conditions and things required to be taken, fulfilled and done (including the obtaining of any necessary consents or licences or the making of any filing or registration, if required) in order to (i) enable it to lawfully enter into, exercise its rights and perform or comply with its obligations under this Agreement; and (ii) ensure that those obligations are valid, legally binding and enforceable, have been taken, fulfilled and done; and

(e)	its entry into, exercise of its rights and/or performance of or compliance with its obligations under this Agreement do not and will not violate, breach or exceed any power or restriction granted or imposed under (a) any law, regulation, authorisation, directive or order (whether or not having the force of law) to which it is subject; (b) its constitutive documents; or (c) any agreement, instrument or document to which it is a party or which is binding on it or on its assets or undertaking.

9.2.	The Lessor warrants that the Equipment shall substantially conform to its specification (as made available by the Lessor), be of satisfactory quality and fit for any purpose held out by the Lessor at the time of Delivery. The Lessor shall use all reasonable endeavours to remedy, free of charge, any material defect in the Equipment which is notified by the Lessee in accordance with this Clause 9.2, provided that:

(a)	for a Rental Period of thirty (30) days or less, the Lessee notifies the Lessor of any defect within one (1) Business Day of the defect occurring; and for a Rental Period exceeding thirty (30) days, the Lessee notifies the Lessor in writing of any defect within five (5) Business Days of the defect occurring;

(b)	the Lessor is permitted to make a full examination of the alleged defect;

(c)	the defect was not caused, in whole or in part, by misuse, neglect, mishandling or unauthorised alteration or manipulation;

(d)	the defect was not caused, in whole or in part, by any information, design or any other assistance supplied by the Lessee or on its behalf; and

(e)	the defect is directly attributable to defective material, workmanship or design.

9.3.	The Lessor further warrants, represents and undertakes to the Lessee that it is the legal and beneficial owner of each of the Equipment, and each of the Equipment is in the possession or under the exclusive control of the Lessor.

9.4.	Insofar as the Equipment comprises or contains equipment or components which were not manufactured or produced by the Lessor, the Lessee shall be entitled only to such warranty or other benefit as the Lessor has received from the manufacturer.

9.5.	If the Lessor fails to remedy any material defect in the Equipment in accordance with Clause 9.2, the Lessor shall, at the Lessee's request, accept the return of part or all of the Equipment and a fair and reasonable reduction (on a pro rata basis) to the Rental Fees payable for the affected portion of the Rental Period.

9.6.	Each of the representations, warranties and undertakings given by either Party under this Agreement shall be separate and independent and shall, unless expressly provided otherwise, not be limited by anything in this Agreement.

10.	TERMINATION

10.1.	The Lessee may at any time elect to terminate this Agreement by giving thirty (30) days written notice to the Lessor.

10.2.	Without affecting any other right or remedy available to it, the Lessor may terminate this agreement with immediate effect by giving written notice to the Lessee if:

(a)	the Lessee commits a breach of any other term of this agreement which breach is irremediable or (if such breach is remediable) fails to remedy that breach within a period of thirty (30) days after being notified in writing to do so;

10.3.	This agreement shall automatically terminate if a Total Loss occurs in relation to the Equipment.

11.	EFFECTS OF TERMINATION

11.1.	On expiry or termination of this agreement, however caused:

(a)	the Lessor's consent to the Lessee's possession of the Equipment shall terminate;

(b)	the Lessor may, by its authorised representatives, without notice and at the Lessee's expense, retake possession of the Equipment and for this purpose may enter the Site or any premises at which the Equipment is located;

(c)	the Lessee shall ensure the safe and proper storage of the Equipment until it has been collected by the Lessor; and

(d)	without prejudice to any other rights or remedies of the Lessee, the Lessee shall pay to the Lessor, on demand, all Rental Fees and other sums due but unpaid at the date of such demand.

11.2.	Any provision of this agreement that expressly or by implication is intended to come into or continue in force on or after termination or expiry of this agreement shall remain in full force and effect.

11.3.	Termination or expiry of this agreement shall not affect any rights, remedies, obligations or liabilities of the parties that have accrued up to the date of termination or expiry, including the right to claim damages in respect of any breach of the agreement which existed at or before the date of termination or expiry.

12.	FORCE MAJEURE

Neither party shall be liable for any delay of failure in the performance of its obligations for so long as and to the extent that such delay or failure results from events, circumstances or causes beyond its reasonable control. If the period of delay or non-performance continues for thirty (30) days, the party not affected may terminate this agreement by giving seven (7) days’ written notice to the affected party, notwithstanding the related party relationship between the Parties.

13.	ENTIRE AGREEMENT

This Agreement and the Master Lease represents the entire agreement between the Parties and supersedes and cancels all previous agreements, letters, promises, assurances, representations, warranties and undertakings, if any, between the Parties with respect to the subject matter hereof, whether such be written or oral. Each Party acknowledges and agrees that: (i) it has not been induced to enter into this Agreement by a representation, warranty or undertaking (whether contractual or otherwise) that is not expressly set out in this Agreement; and (ii) no Party (nor its representatives and professional advisers) shall owe any duty of care to give advice to the other Party (or any of its representatives or professional advisers).

14.	FURTHER ASSURANCE

The Parties shall execute all such instruments and documents and do all such acts and things as may be necessary or desirable so that full effect may be given to the provisions of this Agreement.

15.	COSTS AND EXPENSES

Each Party shall bear its own legal costs, and any other costs and expenses incurred in connection with this Agreement or the transactions contemplated hereinunder.

16.	ILLEGALITY

The illegality, invalidity or unenforceability of any provision of this Agreement under the law of any jurisdiction shall not affect its legality, validity or enforceability under the law of any other jurisdiction nor the legality, validity or enforceability of any other provision

17.	NOTICES

Any notice, communication or demand required to be given, made or served under this Agreement shall be in writing and delivered by hand or sent by registered post or by fax or electronic mail to the intended recipient thereof at the address or electronic mail address as set out below (or as may be notified by a Party to the other from time to time) and marked for the attention of the person (if any), from time to time designated by that Party to the other for the purpose of this Agreement):

The Lessor

Email Address	:

Address	:

Attention	:

The Lessee

Email Address	:

Address	:

Attention	:

Any such notice, demand or other communication made or given by one Party to another Party in accordance with this Clause shall be effected and deemed to be duly served:

(a)	if it is delivered, when left at the address required by this Clause; or

(b)	if it is sent by prepaid post, two (2) days after it is posted; or

(c)	if given or made by electronic mail, immediately upon transmission.

18.	VARIATIONS

18.1.	No variation of this Agreement shall be valid unless it is in writing and signed by or on behalf of each Party. The expression "variation" shall include any amendment, supplement, deletion or replacement however effected.

18.2.	Unless expressly agreed, no variation shall constitute a general waiver of any provisions of this Agreement, nor shall it affect any rights, obligations or liabilities under or pursuant to this Agreement which have already accrued up to the date of variation, and the rights and obligations of the Parties under or pursuant to this Agreement shall remain in full force and effect, except and only to the extent that they are so varied.

19.	REMEDIES AND WAIVERS

No failure on the part of any Party to exercise, and no delay on its part in exercising, any right or remedy under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

20.	INDEPENDENT CONTRACTOR

The Parties acknowledge that, notwithstanding their status as related parties under common ownership or control, their relationship under this Agreement shall be that of an independent contractor. Nothing in this Agreement shall be construed to designate a Party or any of its employees or agents, as employees, agents, joint ventures or partners of the other Party.

21.	COUNTERPARTS

This Agreement may be signed in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any Party may enter into this Agreement by signing any such counterpart and each counterpart shall be as valid and effectual as if executed as an original.

22.	EXCLUSION OF SUPPLY OF GOODS ACT

The Parties hereby agree that the application of the Supply of Goods Act 1982 of Singapore is hereby expressly excluded.

23.	CONTRACTS (RIGHT OF THIRD PARTIES) ACT

A person who is not party to this Agreement has no rights under the Contracts (Rights of Third Parties) Act 2001 of Singapore to enforce any term of this Agreement, but this does not affect any right or remedy of a third party which exists or is available apart from the said Act.

24.	GOVERNING LAW AND DISPUTE RESOLUTION

This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the Parties hereto shall be governed, construed, and interpreted in accordance with the laws of Singapore without reference to any conflict of laws principles. Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity, or termination, shall, failing amicable settlement of the dispute between the Parties, be referred to and finally resolved by arbitration administered by the Singapore International Arbitration Centre (the “SIAC”) in accordance with the Arbitration Rules of SIAC for the time being in force and as amended from time to time, which rules are deemed incorporated by reference in this Clause. The seat of the arbitration shall be Singapore, and the arbitral tribunal shall consist of a sole arbitrator appointed by the Parties in terms of the SIAC rules wherein the award made by the tribunal shall be final and binding on the Parties. The language of arbitration shall be English, and the governing law of the arbitration shall be the law of Singapore.

IN WITNESS WHEREOF this Agreement has been entered into on behalf of the Parties on the day and year first before written.

THE LESSOR

Signed for and on behalf of	)
)
by its authorised representative	)
in the presence of:	)

Witness’ Name:
NRIC/Passport No.:

THE LESSEE

Signed for and on behalf of	)
)
by its authorised representative	)
in the presence of:	)

Witness’ Name:
NRIC/Passport No.:

SCHEDULE 1

LIST OF EQUIPMENT

S/N	Description	Working Pressure / Capacity